UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2025

LESLIE’S, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39667	20-8397425
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2005 East Indian School Road
Phoenix, Arizona		85016
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (602) 366-3999

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	LESL	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Interim Chief Financial Officer and Treasurer

On March 17, 2025, Leslie’s, Inc. (the “Company”) announced that the Board of Directors of the Company (the “Board”) appointed Tony Iskander, age 51, as the Company’s Interim Chief Financial Officer and Treasurer, effective as of March 14, 2025 (in which capacity he will serve as the Company’s principal financial officer and principal accounting officer).

Mr. Iskander brings nearly 30 years of experience in corporate finance, treasury, M&A, and capital markets, with a proven track record of driving financial and operational transformation. Prior to joining the Company, Mr. Iskander co-founded Stambrisk Consulting LLC, in 2024 where he also served as Managing Partner providing CFO-level consulting services to companies across public and private markets, working with leadership teams to navigate complex financial challenges, execute growth strategies and strengthen operational performance. Prior to launching Stambrisk Consulting LLC, Mr. Iskander spent over seven years at Advance Auto Parts (NYSE: AAP), an aftermarket auto retailer, from 2017 to 2024, where he held senior leadership roles, including Interim Chief Financial Officer, Senior Vice President of FP&A, Finance, and Treasurer. Mr. Iskander played a key role in Advance Auto Parts’ $1.5 billion divestiture of its wholesale business, orchestrated over $2 billion of capital restructuring and increased cash flow by over $500 million through strategic capital planning and improved working capital focus. Prior to Advance Auto Parts, he spent more than a decade at Hillrom, a healthcare manufacturing and technology company, where he held progressive finance leadership roles. Earlier in his career, he built a strong foundation in accounting, financial reporting, internal audit, and treasury across multiple public companies. Mr. Iskander earned his bachelor’s degree in financial management from Indiana University and an MBA in finance from Indiana University’s Kelley School of Business. Mr. Iskander will receive an annual base salary of $550,000. Mr. Iskander will be eligible for a monthly bonus in the amount of $34,375 for each completed month as interim Chief Financial Officer. Mr. Iskander will not be eligible for any cash incentive under the Company’s Annual Incentive Plan and is not expected to be granted equity awards as interim Chief Financial Officer.

Mr. Iskander is the co-founder and partner of Stambrisk Consulting LLC, which has been performing services for the Company since December 2024. As of the date hereof, the Company has paid Stambrisk Consulting LLC approximately $156,000. There is no family relationship between Mr. Iskander and any of the Company’s directors or executive officers and there are no arrangements or understandings with other persons pursuant to which Mr. Iskander was selected as an officer.

Appointment of Chief Retail Operations and Talent Officer

On March 17, 2025, the Company announced that the Board promoted Naomi Cramer, the Company’s current Chief People Officer, to the position of Chief Retail Operations and Talent Officer, a new role expected to, among other things, combine the respective duties of the Company’s Chief People Officer and Chief Stores Officer.

Ms. Cramer and her immediate family members are not party to any related party transactions for which disclosure would be required pursuant to Item 404(a) of Regulation S-K. There is no family relationship between Ms. Cramer and any of the Company’s directors or executive officers and there are no arrangements or understandings with other persons pursuant to which Ms. Cramer was selected as an officer.

Departure of Chief Financial Officer

On March 17, 2025, the Company announced that Scott Bowman, Chief Financial Officer and Treasurer (and, in such capacities, principal financial officer and principal accounting officer) of the Company, departed from the Company, effective March 14, 2025. Mr. Bowman’s departure was not due to any disagreement with the Company on any matter relating to the Company’s operations, financial statements or accounting.

In connection with his departure, Mr. Bowman will become entitled to the payments and benefits applicable under the Executive Severance Pay Plan, dated as of July 17, 2023, between Mr. Bowman and the Company (the “Severance Agreement”), upon a termination of employment by the Company without cause, in accordance with and subject to the terms thereof, including the Company's receipt of an effective release of claims against the Company from Mr. Bowman. The Severance Agreement is filed as Exhibit 10.27 to the Company's Annual Report on Form 10-K for the fiscal year ended September 28, 2024, filed with the Securities and Exchange Commission on November 27, 2024.

Departure of Chief Stores Officer

On March 17, 2025, the Company announced that Dave Caspers will be stepping down from his position as Chief Stores Officer of the Company effective March 26, 2025. Mr. Caspers’ departure was not due to any disagreement with the Company on any matter relating to the Company’s operations, financial statements or accounting.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release of Leslie's, Inc., dated March 17, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LESLIE'S, INC.

Date:	March 17, 2025	By:	/s/ Benjamin Lindquist
		Name: Title:	Benjamin Lindquist Senior Vice President, General Counsel & Corporate Secretary